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                          October 22, 2020

       Jason Dale
       Chief Operating Office and Chief Financial Officer
       Vital Farms, Inc.
       3601 South Congress Avenue, Suite C100
       Austin, Texas 78704

                                                        Re: Vital Farms, Inc.
                                                            Draft Registration
Statement on Form S-1
                                                            Filed on October
20, 2020
                                                            CIK No. 1579733

       Dear Mr. Dale:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing